Exhibit 99.1

Company Contact:
Peggy Tharp
Director of Investor Relations
(770) 657-6246

Superior Essex Inc. Reports Third Quarter 2006 Results

ATLANTA, GA, October 30, 2006 — Superior Essex Inc. (NASDAQ: SPSX), one of the largest wire and cable manufacturers in the world, today reported its third quarter 2006 financial results.  For the quarter, Superior Essex reported revenues of $796 million and earnings of $0.72 per diluted share.  These results compare to revenues of $439 million and earnings of $0.70 per diluted share for the third quarter of 2005.  Adjusted earnings per diluted share* totaled $0.79 for the third quarter of 2006, a 114% increase over adjusted earnings per diluted share of $0.37 reported for the third quarter of 2005.

Core Business revenues increased 26% on a copper-adjusted basis for the third quarter of 2006 vs. the prior year quarter, including a significant impact from the Company’s 2005 European Magnet Wire acquisition.  Adjusted EBITDA* for the third quarter of 2006 increased 89% to $44 million.

For the nine months ended September 30, 2006, Superior Essex reported revenues of $2.3 billion and earnings of $2.73 per diluted share.  These results compare to revenues of $1.3 billion and earnings per diluted share of $1.70 for the first nine months of 2005.  Adjusted earnings per diluted share totaled $2.61 for the first nine months of 2006, a 131% increase over adjusted earnings per diluted share of $1.13 reported for the first nine months of 2005.

For the first nine months of the year, copper-adjusted Core Business revenues* increased 34% vs. the prior year period.  Excluding the impact of the European Magnet Wire acquisition, copper-adjusted Core Business revenues expanded 5% during the first nine months of the year.  Adjusted EBITDA for the first nine months of 2006 increased by 84% to $133 million, as compared to the first nine months of 2005.

The Company’s strong year-over-year adjusted earnings per share growth for the third quarter of 2006 was due to improved pricing and continued margin expansion in its Communications Cable  business segment and continued earnings accretion from its European Magnet Wire acquisition.  Also, the Company experienced a benefit in profitability for the third quarter related to the historically high level of copper prices.  However, as expected, this copper benefit was lower than in the second quarter of 2006.

“We are very pleased with our third quarter 2006 results,” said Stephen M. Carter, chief executive officer of Superior Essex.  “Despite this being a seasonally slower quarter, we delivered both organic and acquisition-related growth from our global Magnet Wire operations and strong margin gains in our Communications Cable business segment.”

* Adjusted earnings per diluted share, adjusted EBITDA, Core Business revenues and copper-adjusted Core Business revenues are non-GAAP financial measures.  Please see Financial Measures and Key Operating Metrics for detailed explanations of these terms and the attached tables for reconciliations to the appropriate GAAP measures.

Consolidated Third Quarter and First Nine Months of 2006 Financial Results

The following are highlights of operating results for the three and nine months ended September 30 (dollars in millions, except earnings per share):

	3 months ended 9/30		9 months ended 9/30
	2006	2005	2006	2005
Total revenues	$796.3	$439.1	$2,266.2	$1,272.4
Core Business revenues*	$668.4	$366.3	1,912.8	$1,063.5
Adjusted EBITDA	$44.3	$23.5	$133.4	$72.5
Net income	$14.7	$11.8	$50.6	$28.9
Earnings per diluted share	$0.72	$0.70	$2.73	$1.70
Adjusted earnings per diluted share	$0.79	$0.37	$2.61	$1.13

Third Quarter and First Nine Months of 2006 Financial Highlights

•                  Third quarter 2006 Core Business copper-adjusted revenue growth of 26%, which was principally attributable to the 2005 European Magnet Wire acquisition.

•                  First nine months of 2006 Core Business copper-adjusted revenue growth of 34%, including 29% impact from European Magnet Wire operations and 5% organic growth.

•                  Adjusted EBITDA increase of 89% for the third quarter and 84% for the first nine months of 2006.

•                  Adjusted EPS increase of 114% for the third quarter and 131% for the first nine months of 2006.

-                    For the third quarter of 2006, the Company estimates that profitability was positively impacted by approximately $10.5 million (pretax), or $0.27 per diluted share (after tax and minority interest), due to copper procurement, pricing and hedging activities.

-                    In the second quarter of 2006, the Company also had a positive impact from copper-related items of approximately $17 million, or $0.50 per diluted share.

Business Segment Operating Results

The following are financial highlights by business segment for the three and nine months ended September 30 (dollars in millions):

Communications Cable

	3 months ended 9/30		9 months ended 9/30
	2006	2005	2006	2005
Revenues	$229.5	$177.6	$653.2	$507.2
Revenue growth (copper-adjusted)	(4.7%)		3.4%
Adjusted EBITDA	$29.9	$17.7	$87.2	$50.6

The Communications Cable business segment reported a decline in copper-adjusted revenue of 4.7% for the third quarter of 2006, compared to the prior year third quarter.  Fiber and premises sales increased 13% on a year-over-year, copper-adjusted basis, while OSP copper sales declined on a copper-adjusted basis by approximately 10%.  Copper OSP revenues for the third quarter of 2006 were impacted by a substantial decline in hurricane restoration activities.  Additionally, the Company experienced demand reductions from certain telecommunications customers due to budgetary constraints, principally associated with elevated copper costs.

Adjusted EBITDA in the Communications Cable business segment for the third quarter of 2006 was $29.9 million, an increase of 69% over the third quarter of 2005.  The improved profitability reflected the benefit of strengthening pricing in both the contract and distribution markets.  Additionally, the Communications Cable business segment profitability was positively impacted by copper cost flow through and copper pricing arrangements, although at levels substantially below those of second quarter 2006.

North American Magnet Wire and Distribution

	3 months ended 9/30		9 months ended 9/30
	2006	2005	2006	2005
Revenues	$278.1	$180.7	$785.9	$530.5
Revenue growth (copper-adjusted)	3.9%		7.1%
Adjusted EBITDA	$12.7	$10.8	$40.8	$35.7

The North American Magnet Wire and Distribution business segment reported a copper-adjusted revenue increase of 3.9% for the third quarter of 2006.  This improvement reflected generally steady demand in the industrial and energy sectors through a majority of the quarter.

Adjusted EBITDA in the North American Magnet Wire and Distribution business segment for the third quarter of 2006 was $12.7 million, a 17% increase over the third quarter of 2005.  The profitability gains reflected improving cost recovery for substantial increases in energy and other input costs.  This segment also continued to experience benefits from copper procurement and copper cost recovery, although at a lower rate than in the second quarter of 2006.  The third quarter results also included approximately $0.6 million in startup costs for the Company’s China Magnet Wire operations.

European Magnet Wire and Distribution (Essex Nexans)

	3 months ended 9/30		9 months ended 9/30
	2006	2005	2006	2005
Revenues	$160.8	$8.0	$473.7	$25.8
Adjusted EBITDA	$6.1	$(0.9)	$18.7	$(2.2)

                Revenues for European Magnet Wire (Essex Nexans) totaled $160.8 million for the third quarter of 2006, a seasonally slow quarter.  Superior Essex owns a 60% controlling interest in Essex Nexans, a joint venture which was formed in October 2005.  At that time, Essex Nexans acquired Nexans’ European magnet wire business and combined it with Superior Essex’s U.K. magnet wire operations.

European Magnet Wire’s adjusted EBITDA was $6.1 million for the third quarter of 2006 vs. a third quarter 2005 EBITDA loss of $0.9 million for Superior Essex’s U.K. magnet wire operations.  This year-over-year improvement in EBITDA reflected the benefit from the October 2005 acquisition and from copper procurement and copper cost recovery pricing arrangements.  The positive results in the quarter also included continued acquisition synergies and the benefit on both demand levels and profitability from the stable-to-improving European industrial and automotive economic environment.

Copper Rod

The Copper Rod segment reported revenues of $127.9 million for the third quarter of 2006 compared to $72.8 million for the third quarter of 2005.  On a copper-adjusted basis, copper rod revenues declined 12.1% as compared to the prior year third quarter.  Revenues in this segment reflect external sales of processed copper rod, allowing for fixed cost recovery at margins that are generally break-even.  Copper rod volumes fluctuate from period to period, due to changes in internal consumption needs and external market conditions.

Debt, Capital Structure and Liquidity

The Company reported total debt at September 30, 2006, of $318 million, and net debt (debt net of cash) of approximately $281 million.  For the third quarter, net debt declined approximately
$17 million, despite the impact of continued elevated copper costs on working capital and debt.  Year-to-date, increased copper costs have resulted in an increase in working capital and debt of approximately
$85 million.

Stephen Carter’s CEO Comments

“Although a seasonally slower quarter, Superior Essex was still able to show significant year-over-year earnings growth for the third quarter of 2006.  This growth was driven by further margin expansion in our Communications Cable business segment and continued benefits from copper procurement and copper cost recovery.  Additionally, our European Magnet Wire and Distribution business segment was a meaningful contributor to our growth in profitability for the third quarter.  This business delivered positive results on both an EBITDA and EPS accretion basis, as European industrial markets continued to perform ahead of expectations.”

“For our North American Magnet Wire and Distribution business segment, we did report improved volumes on a year-over-year basis despite some demand slowing in the latter stages of the quarter, which was consistent with overall U.S. economic activity.  We are also beginning to see improving pricing trends, which we expect to have a more meaningful impact on profit margins as we progress through 2007.”

“In our China Magnet Wire operations, we have substantially completed our factory construction and equipment installation, and we should begin test production within the next month.  We also expect to see some customer production in China in the latter part of the fourth quarter.  And, while we will incur net startup costs and losses in the fourth quarter, we do expect this business to be a positive contributor in 2007.”

“In our Communications Cable business segment, we experienced expected softening in OSP copper sales in the third quarter.  However, we continued to enjoy meaningful organic growth in our premises product line.  We also continued our trend of margin improvement in the third quarter, as we have now successfully progressed with substantially all of our customers on contract price negotiations.”

“Historically, the fourth quarter is the seasonally slowest period for our Core Businesses on a combined basis, and this year we do not expect to see any hurricane impact in the fourth quarter.  Accordingly, we anticipate a sequential decline in fourth quarter 2006 copper-adjusted Core Business revenues in the range of 10% to 12%.  Other factors that will influence revenue levels in the fourth quarter include the strength of the overall North American industrial sector during this period and any annual budgetary year-end spending adjustments, either positive or negative, by our major telephone company customers.”

“From a profitability standpoint, in the fourth quarter we expect to generate year-over-year growth in both adjusted EBITDA and adjusted EPS, including some recurring benefit from copper, assuming copper prices remain at current levels.  However, our prior year fourth quarter results on a seasonally adjusted basis were stronger than normal due to heavy hurricane related demand.  As a result, our year-over-year profitability growth rates for the fourth quarter of 2006 are expected to be lower than the year-over-year growth rates achieved for the first nine months of 2006.”

Analyst Call Information

Superior Essex will host an analyst call at 9:30 a.m. (ET), October 31, 2006.  During the call, the Company will discuss earnings results and will provide a general business update.

The dial-in number for domestic financial analysts is (877) 707-9628.  International financial analysts should dial in to (785) 830-1913.  To participate, please dial in a few minutes before the scheduled time.  The media and the public are invited to listen to the call at www.superioressex.com.

A replay of the call will be available through November 6, 2006, by dialing (800) 839-4577.  A webcast replay will also be archived for a limited period on the Company’s Web site at www.superioressex.com.

About Superior Essex

Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world.  The Company manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire and related distribution markets.  It is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities.  Additional information on the Company can be found on its Web site at www.superioressex.com.

Forward Looking Statements and Risk Factors

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends, spending reductions by the telephone industry, the migration of magnet wire demand to China, intense competition, increases or decreases in sales due to contract losses or gains, a decrease in access lines to homes and businesses, fluctuations in the supply, availability and pricing of copper and other principal raw materials (including the working capital impact of such), natural gas and freight, production and timing of customer orders, risks in product and technology development, market acceptance of new products and continuing product demand, production and timing of customer orders, the impact of competitive products and pricing, changes in short-term interest rates and foreign exchange rates, a significant level of indebtedness, our ability to operate within the framework of our revolving credit facility and senior notes, our ability to sustain the benefits of our acquisition of assets from Belden and Nexans in the U.S., integrate the operations of the Essex Nexans European joint venture and attain the expected benefits, our ability to identify, finance and integrate other acquisitions, our ability to successfully construct and operate a magnet wire facility in China and other risk factors detailed in Superior Essex’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005, and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, and June 30, 2006.

Financial Measures and Key Operating Metrics

General

We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.  These non-GAAP operating and financial measures are described below.

Copper-Adjusted Revenues

Due to the impact of differing copper costs on revenues in the reported periods, the Company is providing supplemental, non-GAAP sales comparisons at a constant cost of copper (“copper adjusted revenues”) to aid in analyzing period-to-period revenues.  These revenues are adjusted to a $2.00/lb COMEX cost.  “Copper adjusted increase” in revenues is calculated after adjusting revenues in both periods to a constant copper cost of $2.00/pound.

Core Business Revenues

Core Businesses consist of the Company’s Communications Cable business segment, its North American Magnet Wire and Distribution business segment, and its European Magnet Wire and Distribution business segment.

EBITDA

Earnings before interest, taxes, depreciation and amortization, or “EBITDA”, is a performance metric we use and which is used by other companies. “EBITDA” as used by the Company (defined as net earnings before interest, taxes, depreciation and amortization) may not be comparable to a similarly titled measure of another company.

Adjusted EBITDA and Adjusted EPS

The Company uses the terms “Adjusted EBITDA” and “Adjusted earnings per share” (or “Adjusted EPS”).   Adjusted EBITDA is defined as EBITDA excluding the impact of special items (before tax).  Adjusted EPS is defined as earnings per diluted share excluding the after-tax impact of special items.  These items may not be comparable to a similarly titled measure of another company.  Special items are detailed in the financial tables accompanying this release.

Net Debt

The Company uses the term “Net Debt,” which is non-GAAP financial measure.  Net debt is defined as total debt outstanding less cash and cash equivalents.  Net debt as used by the Company may not be comparable to a similarly titled measure of another company.

Comparisons to GAAP

Management believes that EBITDA, Adjusted EBITDA, Adjusted EPS, copper-adjusted revenues and net debt are useful adjuncts to net income and other measurements under GAAP.  The Company believes these measures are useful in analyzing the underlying operating performance of the Company.  Adjusted EBITDA and Adjusted EPS are also sometimes used to evaluate performance for executive compensation.  We have included a reconciliation of EBITDA, Adjusted EBITDA and Adjusted EPS to net income, the most directly comparable GAAP financial measure.

EBITDA, Adjusted EBITDA, Adjusted EPS and net debt are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income, income from continuing operations, operating income or debt as determined in accordance with GAAP.  EBITDA and Adjusted EBITDA have distinct limitations as compared to GAAP information such as net income, income from continuing operations or operating income.  By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company.  Likewise, depreciation and amortization, while non-cash items, represent generally the utilization of assets that produce revenue for the Company.  By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company.  Management compensates for these limitations by using the GAAP results in conjunction with these other measures.

Adjusted EPS has distinct limitations as compared to GAAP information such as net income or earnings per share.  By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company.  Management compensates for these limitations by using the GAAP results in conjunction with adjusted EPS.

Superior Essex Inc.

Condensed Consolidated Income Statements

Three Months Ended September 30

($ in millions, except share and per share data)

Unaudited

	Three Months Ended	Three Months Ended
	September 30, 2006	September 30, 2005

Net sales	$796.3	$439.1
Cost of sales	724.0	396.2
Gross profit	72.3	42.9
Selling, general and administrative expenses	37.5	26.0
Restructuring and other charges	0.1	0.1
Asset impairment charge	2.0	—
Operating income	32.7	16.8
Interest expense	(7.1)	(7.0)
Other, net	0.5	(0.4)
Income before income taxes	26.1	9.4
Income tax benefit (expense)	(10.3)	2.4
Minority interest in earnings of subsidiary	(1.1)	—
Net income	$14.7	$11.8

Earnings per common share
Basic	$0.74	$0.71
Diluted	$0.72	$0.70

Shares used for computation (000s)
Basic	19,805	16,673
Diluted	20,348	17,031

Superior Essex Inc.

Condensed Consolidated Income Statements

Nine Months Ended September 30

($ in millions, except share and per share data)

Unaudited

	Nine Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2005

Net sales	$2,266.2	$1,272.4
Cost of sales	2,048.7	1,143.2
Gross profit	217.5	129.2
Selling, general and administrative expenses	111.4	76.2
Restructuring and other charges	1.1	0.7
Gain on sale of US Seal product line	—	(10.4)
Asset impairment charge	2.0	2.3
Operating income	103.0	60.4
Interest expense	(23.2)	(21.5)
Gain on sale of investment	5.8	—
Other, net	0.7	(0.2)
Income before income taxes	86.3	38.7
Income tax expense	(33.2)	(9.8)
Minority interest in earnings of subsidiary	(3.4)	—
Extraordinary gain (net of minority interest)	0.9	—
Net income	$50.6	$28.9

Earnings per common share
Basic (1)	$2.81	$1.74
Diluted (1)	$2.73	$1.70

Shares used for computation (000s)
Basic	18,008	16,634
Diluted	18,524	16,954

(1) Includes $0.05 per common share benefit in the nine months ended September 30, 2006, from the extraordinary gain recognized in the three months ended March 31, 2006, related to an Essex Nexans purchase transaction

Superior Essex Inc.

Condensed Consolidated Balance Sheets

($ in millions)

Unaudited

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$37.5	$8.2
Accounts receivable, net	395.4	259.6
Inventories, net	289.9	238.4
Other current assets	34.2	35.3
Total current assets	757.0	541.5
Property, plant and equipment (net of accumulated depreciation)	250.4	240.8
Intangible and other long-term assets, net	39.4	45.9
TOTAL ASSETS	$1,046.8	$828.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$29.8	$34.6
Accounts payable	183.1	143.9
Accrued expenses	121.6	92.5
Total current liabilities	334.5	271.0
Long-term debt	288.2	279.2
Other long-term liabilities	46.2	51.5
Total liabilities	668.9	601.7
Minority interest in subsidiary	26.5	20.8
Stockholders’ equity	351.4	205.7
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,046.8	$828.2

Superior Essex Inc.

Supplemental Financial Information

Three Months Ended September 30

($ in millions)

Unaudited

	Three Months Ended	Three Months Ended
	September 30, 2006	September 30, 2005
Net sales
Communications Cable	$229.5	$177.6
North American Magnet Wire and Distribution	278.1	180.7
European Magnet Wire and Distribution	160.8	8.0
Copper Rod	127.9	72.8
	$796.3	$439.1

Net sales, copper price adjusted (1)
Communications Cable	$188.2	$197.5
North American Magnet Wire and Distribution	210.0	202.0
European Magnet Wire and Distribution	118.4	8.9
Copper Rod	74.4	84.7
Net sales, copper price adjusted	$591.0	$493.1
Constant cost of copper adjustment	205.3	(54.0)
Net sales (GAAP)	$796.3	$439.1

Reconciliation of Adjusted EBITDA to net income
Net income	$14.7	$11.8
Income tax expense (benefit)	10.3	(2.4)
Interest expense	7.1	7.0
Minority interest in earnings of subsidiary	1.1	—
Other, net	(0.5)	0.4
Operating income	$32.7	$16.8
Depreciation/amortization	7.3	6.0
EBITDA	$40.0	$22.8
Restructuring and other charges	0.1	0.1
Non-cash equity compensation	2.0	0.7
Asset impairment charge	2.0
Other, net	0.2	(0.1)
Adjusted EBITDA	$44.3	$23.5

Adjusted EBITDA by segment
Communications Cable	$29.9	$17.7
North American Magnet Wire and Distribution	12.7	10.8
European Magnet Wire and Distribution	6.1	(0.9)
Copper Rod	0.2	—
Corporate and other	(4.6)	(4.1)
Adjusted EBITDA	$44.3	$23.5

(1) Adjusted to a constant $2.00 COMEX copper cost per pound

Superior Essex Inc.

Supplemental Financial Information

Nine Months Ended September 30

($ in millions)

Unaudited

	Nine Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2005
Net sales
Communications Cable	$653.2	$507.2
North American Magnet Wire and Distribution	785.9	530.5
European Magnet Wire and Distribution	473.7	25.8
Copper Rod	353.4	208.9
	$2,266.2	$1,272.4

Net sales, copper price adjusted (1)
Communications Cable	$594.3	$574.9
North American Magnet Wire and Distribution	658.2	614.4
European Magnet Wire and Distribution	384.4	30.6
Copper Rod	237.7	262.8
Net sales, copper price adjusted	$1,874.6	$1,482.7
Constant cost of copper adjustment	391.6	(210.3)
Net sales (GAAP)	$2,266.2	$1,272.4

Reconciliation of Adjusted EBITDA to net income
Net income	$50.6	$28.9
Income tax expense	33.2	9.8
Interest expense	23.2	21.5
Minority interest in earnings of subsidiary	3.4	—
Gain on sale of investment	(5.8)	—
Extraordinary gain (net of minority interest)	(0.9)	—
Other, net	(0.7)	0.2
Operating income	$103.0	$60.4
Depreciation/amortization	20.8	17.4
EBITDA	$123.8	$77.8
Restructuring and other charges	1.1	0.7
Non-cash equity compensation	5.2	2.0
Gain on sale of US Seal product line	—	(10.4)
Asset impairment charge	2.0	2.3
Special bad debt provision - customer insolvencies	1.0	—
Other, net	0.3	0.1
Adjusted EBITDA	$133.4	$72.5

Adjusted EBITDA by segment
Communications Cable	$87.2	$50.6
North American Magnet Wire and Distribution	40.8	35.7
European Magnet Wire and Distribution	18.7	(2.2)
Copper Rod	0.7	0.4
Corporate and other	(14.0)	(12.0)
Adjusted EBITDA	$133.4	$72.5

(1) Adjusted to a constant $2.00 COMEX copper cost per pound

Superior Essex Inc.

Detail of Special Items Impacting Net Income

Three Months Ended September 30

($ in millions, except per share data)

Unaudited

	Three Months Ended	Three Months Ended
	September 30, 2006	September 30, 2005
Financial restructuring costs	$(0.1)	$(0.1)
Asset impairment	(2.0)	—
Other	—	(0.5)
Subtotal	$(2.1)	$(0.6)
Tax and minority interest impact of above items	0.8	0.2
Income tax benefit related to the settlement of prior period tax contingencies, net	—	3.9
Income tax benefit related to loss recognition from impairment charges in UK operations	—	2.0
Total impact on net income	$(1.3)	$5.5
Total impact on earnings per diluted share	$(0.07)	$0.33

Reconciliation of earnings per diluted share to adjusted earnings per diluted share
Earnings per diluted share	$0.72	$0.70
Impact of special items	0.07	(0.33)
Adjusted earnings per diluted share	$0.79	$0.37

Superior Essex Inc.

Detail of Special Items Impacting Net Income

Nine Months Ended September 30

($ in millions, except per share data)

Unaudited

	Nine Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2005
Gain on sale of US Seal product line	$—	$10.4
Gain on sale of investment in Essex Electric	5.8	—
Extraordinary gain recognized on purchase transaction (fair value of net assets acquired exceeded purchase price)	1.5	—
Asset impairment charge	(2.0)	(2.3)
Special bad debt provision - customer insolvencies	(1.0)	—
Accelerated depreciation of idled equipment	—	(0.4)
Financial restructuring costs	(0.3)	(0.2)
Facility restructuring costs	(1.2)	(0.5)
Other	0.4	(0.6)
Subtotal	$3.2	$6.4
Tax and minority interest impact of above items	(0.9)	(3.4)
Income tax benefit related to settlements of prior period tax accruals	4.7
Income tax benefit related to loss recognition from impairment charge in UK operations		2.0
Total impact on net income	$2.3	$9.7
Total impact on earnings per diluted share	$0.12	$0.57

Reconciliation of earnings per diluted share to adjusted earnings per diluted share
Earnings per diluted share	$2.73	$1.70
Impact of special items	(0.12)	(0.57)
Adjusted earnings per diluted share	$2.61	$1.13